Exide Electronics Group, Inc.
                       8521 Six Forks Road
                  Raleigh, North Carolina 27615

                        April 27, 1995




VIA EDGAR TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:  Post-Effective Amendment No. 1 to Exide Electronics
             Group, Inc.'s Registration Statement on Form S-3
             (File No. 33-88466)

Ladies and Gentlemen:

      Transmitted herewith for filing under the EDGAR system is Post-Effective Amendment No. 1 (the "Amendment") to Exide Electronics Group, Inc.'s Registration Statement on Form S-3 (File No. 33-88466) (the "Registration Statement"). The Amendment reflects changes made to the Amended Registration Statement filed with the Securities and Exchange Commission ("SEC") on February 6, 1995.

      Also transmitted herewith is the Company's letter to the staff of the Securities and Exchange Commission requesting that the Registration Statement be declared effective on Monday, May 1, 1995 at 4:00 p.m.

                               Sincerely,

                               Marty R. Kittrell

                               Marty R. Kittrell
                               Vice President, Chief
                               Financial Officer, & Treasurer

                   Exide Electronics Group, Inc.
                       8521 Six Forks Road
                   Raleigh, North Carolina 27615

                        April 27, 1995


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: Post-Effective Amendment No. 1 to Exide Electronics Group, Inc.'s Registration Statement on Form S-3
     (Registration No. 33-88466)

Dear Ladies and Gentlemen:

      On behalf of Exide Electronics Group, Inc., I hereby request that the effective date of the above-referenced Registration Statement be accelerated so that it shall become effective at 4:00 p.m. on May 1, 1995 or as soon as practicable thereafter.



                               Sincerely,

                               Marty R. Kittrell

                               Marty R. Kittrell
                               Vice President, Chief
                               Financial Officer, & Treasurer

As filed with the Securities and Exchange Commission on April 27, 1995

                                                       Registration No. 33-88466

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                    POST-EFFECTIVE AMENDMENT NO. 1
                            FORM S-3
    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                  EXIDE ELECTRONICS GROUP, INC.
     (Exact name of registrant as specified in its charter)

  Delaware                   3698                22-2231834
(State or other       (Primary Standard      (I.R.S. Employer
jurisdiction of           Industrial           Identification
incorporation or         Classification           Number)
organization)             Code Number)

                       8521 Six Forks Road
                 Raleigh, North Carolina  27615
                         (919) 872-3020
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Nicholas J. Costanza, Esq.
             Vice President and Chief Legal Counsel
                  Exide Electronics Group, Inc.
                       8521 Six Forks Road
                 Raleigh, North Carolina  27615
                         (919) 872-3020
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           Copies to:
                       Mark E. Mazo, Esq.
                      Paul W. Durham, Esq.
                     Hogan & Hartson L.L.P.
          Columbia Square, 555 Thirteenth Street, N.W.
                  Washington, D.C.  20004-1109
                         (202) 637-5600

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                  EXIDE ELECTRONICS GROUP, INC.

                  737,809 Shares of Common Stock

      This Prospectus relates to the offering of up to 737,809 shares of common stock, $0.01 par value ("Common Stock"), of Exide Electronics Group, Inc. ("Exide Electronics" or the "Company") by the holders of shares of Common Stock entitled to offer such shares by this Prospectus (the "Selling Stockholders") pursuant to a Registration Rights Agreement, dated as of January 5, 1995 (the "Registration Rights Agreement"), with the Company. This Prospectus has been prepared by the Company pursuant to the Registration Rights Agreement. See "Selling Stockholders" and "Plan of Distribution."

    The Common Stock is traded on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "XUPS". On April 26, 1995, the closing bid price of the Common Stock on the Nasdaq National Market was $16.25 per share.


     The shares of Common Stock may be offered and sold from time to time by the Selling Stockholders directly or through broker- dealers or underwriters who may act solely as agents, or who may acquire Shares as principals. The distribution of the shares may be effected in one or more transactions that may take place through the Nasdaq National Market or any national securities exchange on which the Common Stock is approved for listing in the future, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. See "Plan of Distribution."

    To the extent required, the specific shares of Common Stock to be sold, the names of the Selling Stockholders, purchase price, public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Stockholders from the Common Stock will be the purchase price thereof less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of distribution not borne by the Company. The Company will receive none of the proceeds from the sale of any of the shares in this offering, but has agreed to bear certain expenses of registration of the Common Stock under the federal and state securities laws (currently estimated to be $33,000), and of any offering and sale hereunder not including certain expenses such as commissions and discounts of underwriters, dealers or agents.


       See "Risk Factors" for information that should be considered by prospective purchasers.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus April 27, 1995.



                        TABLE OF CONTENTS
                                                                 Page
Available Information                                             4

Incorporation of Certain Documents by Reference                   4

The Company                                                       6

Risk Factors                                                      6

Selling Stockholders                                             11

Plan of Distribution                                             14






      No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or any offer to or solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                      AVAILABLE INFORMATION

     Exide Electronics is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied, at prescribed rates, at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, and at the Commission's New York Regional Office at 75 Park Place, New York, New York 10007 and at the Commission's Chicago Regional Office at Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and in the exhibits and schedules hereto. For further information with respect to the Company and such Common Stock, reference hereby is made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance that a copy of such contract has been filed as an exhibit to the Registration Statement, reference is made to such copy with each such statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies of all or any part thereof may be obtained from the Commission at prescribed rates.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference and made a part hereof: the Company's Annual Report on Form 10-K for the year ended September 30, 1994, the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994, the description of Exide Electronics Common Stock set forth in the Company's Registration Statement on Form 8-A filed under the Exchange Act with respect to Exide Electronics Common Stock, including all amendments and reports filed for the purpose of updating such description, and the Company's joint proxy statement/prospectus filed with the Commission dated January 6, 1995 (File No. 0-18106), including the unaudited proforma condensed combined financial data and the financial statements of the Company and International Power Machines Corporation included or incorporated by reference therein.

      All documents filed by the Company with the Commission pursuant to Sections 13(a) and 13(c) of the Exchange Act and any definitive proxy statement so filed pursuant to Section 14 of the Exchange Act and any reports filed pursuant to Section 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as to so modified or superseded, to constitute a part of this Prospectus.

      The Company will furnish without charge upon written or oral request to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, a copy of any or all of the documents specifically incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests should be addressed to: Marty R. Kittrell, Chief Financial Officer, 8521 Six Forks Road, Raleigh, North Carolina 27615, (919) 872-3020.

                           THE COMPANY

      Exide Electronics designs, manufactures, markets and services a broad line of uninterruptible power systems ("UPS") products which protect computers and other sensitive electronic equipment against electrical power distortions and interruptions.

    Exide Electronics' key strategic objectives include increasing its share of total sales for its small UPS products, capitalizing on its share of total sales of large UPS products and pursuing new Federal government customers and expanding its provision of services and its international presence. In furtherance of these objectives, the Company entered into an Agreement and Plan of Reorganization dated as of August 25, 1994, and amendments to that agreement dated as of December 14, 1994 and January 5, 1995 (the "Reorganization Agreement") among Exide Electronics, Exide Electronics Acquisition, Inc. and International Power Machines Corporation, a Delaware corporation ("IPM"). Under the Reorganization Agreement, IPM became a wholly owned subsidiary of Exide Electronics (such transaction being referred to herein as the "IPM Merger")in February 1995.

     Exide Electronics was incorporated as a Delaware corporation in 1979. The Company conducts its business through several subsidiaries, and references to "the Company" or "Exide Electronics" herein also refer the Company's subsidiaries, except where the context indicates otherwise. The Company's principal executive offices are located at 8521 Six Forks Road, Raleigh, North Carolina 27615, and its telephone number is (919) 872-3020.

                          RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered hereby.

Challenges to Integrating Two Companies

      The anticipated benefits of the acquisition of the IPM Merger will not be achieved unless Exide Electronics and IPM are combined in a smooth, timely and efficient manner. The combination will require integration of each company's development, administrative, finance, purchasing, manufacturing, sales and marketing organizations, as well as the integration of each company's product offerings and the coordination of their sales efforts. The transition to a combined company will require substantial attention from a newly integrated management team, which has not worked together previously and has limited experience in integrating companies. Further, both companies' customers will need to be reassured that product support will continue uninterrupted. The diversion of management attention and any difficulties encountered in the transition process could have an adverse impact on the revenue and operating results of the combined company. Additionally, attempts to achieve economies of scale through cost reduction efforts may, at least in the short term, have an adverse impact upon the combined company's operations.

Possible Future Significant Fluctuation in Operating Results and
Quarterly Performance

    Both Exide Electronics and IPM have experienced fluctuations in their quarterly and annual operating results, though Exide Electronics' results have fluctuated more significantly. As a result, the future operating results of the

Company may vary substantially from quarter to quarter. Quarterly results depend upon the timing of product shipments and major systems implementation services which can be influenced by a number of factors, some of which are beyond the Company's control. This is particularly true for large, customized systems. Selling, general and administrative and research and development expenditures are budgeted to support projected annual increases in sales. These expenses do not necessarily vary proportionately with the amount of revenue on a quarterly basis. As a result, a decrease, or lower than anticipated increase, in quarterly revenues may not be accompanied by an equivalent decrease in expenses and, therefore, operating margins may vary significantly. Each of the Company and IPM has experienced seasonal fluctuations in revenues and operating results on a quarter-to-quarter basis. The Company's fiscal fourth quarter ending September 30 typically has produced the largest portion of its revenues and income, reflecting higher sales to the federal government during the last quarter of the government's fiscal year, increased shipments due to sales and management incentives tied to annual sales performance, and increased sales prompted by weather-related power disturbances during the spring and summer months. The Company's first quarter has typically produced the smallest portion of its revenues and income, so that there has been an historical reduction in its first quarter results as compared to the previous fiscal year's fourth quarter. During the fiscal years ended September 30, 1993 and 1994, the Company's revenues increased for each quarter within the applicable year, but revenues for the first quarter were lower than revenues for the fourth quarter of the prior year. The Company's revenues for the first quarter of fiscal 1995 were lower than the revenues for the fourth quarter of fiscal 1994. Similarly, IPM historically has received the largest portion of its revenues and income during its fourth fiscal quarter ending December 31, reflecting increased sales and shipments attributable to sales and management incentives that are tied to annual sales performance and sales made to clients with calendar fiscal years, whose purchasing decisions are made during their (and IPM's) fourth quarter. During the fiscal year ended December 31, 1993, IPM's revenues increased each quarter and its revenues for the first quarter of fiscal year 1994 were lower than the previous quarter, consistent with IPM's experience that its fourth quarter is its strongest quarter.

Competition

      Following the IPM Merger, Exide Electronics will likely continue to face vigorous competition over the next several years. The Company competes, and will continue to compete, with several U.S. and foreign firms (certain of which are larger and have greater resources than the combined company) with respect to small and large UPS products, both on a worldwide basis and in various geographic regions and individual UPS product and application niches. Among such competitors are the Liebert division of Emerson Electric Company, a company which will continue to be much larger than the Company following the IPM Merger, and American Power Conversion Corp., a company which is a dominant manufacturer and seller of small UPS products on a worldwide basis.


Small Systems Product and Distribution Uncertainties

      The small UPS products industry in which Exide Electronics operates is characterized by rapid technological change, frequent new product introductions and short product life cycles. The future success of the Company will depend primarily upon its continued ability to design, manufacture and market products incorporating new technological developments that address the changing needs of its customers on a cost-effective and timely basis. There can be no assurance that the Company will be able to produce successful new products or that new products will achieve market acceptance.

      In addition, distribution channels for personal computers, workstations, local area networks and ancillary equipment, including UPS products, have been characterized by rapid change. These changes include the emergence of new distribution channels, such as telemarketing, mass merchandisers and new types of resellers and distributors. To date, the Company has depended on original equipment manufacturers, distributors and value-added resellers for sales of its smaller UPS products. Competition for access to existing and new distribution channels is intense. Moreover, the availability of software and end user support programs also are important to sales. There can be no assurance that the distribution channels for the Company's small systems will be effective following the IPM Merger, that the Company will be able to continue to develop new distribution channels, or that the Company following the IPM Merger will be able to adapt to future changes in distribution or will have the software and end user support programs needed to compete successfully for sales of smaller UPS products.

Litigation

      In May 1990, Exide Electronics was served with a complaint entitled Branson v. Exide Electronics Corporation, et al., in the Delaware Court of Chancery (Branson-Delaware), and in May 1991, a related case was filed in the United States District Court for the Southern District of New York (Branson-New
York). These complaints alleged, among other things, that Exide Electronics' description of a lawsuit entitled James Hendry d.b.a. Synergy Sales Engineering
v. Exide Electronics Corporation (Hendry) in its prospectus dated December 21, 1989 was false and misleading. Exide Electronics recorded a charge in connection with Hendry of $4,997 in its operating results for the second quarter of fiscal 1994, and reached a settlement in the Hendry lawsuit in July 1994. For additional information on the Hendry, Branson-Delaware, and Branson-New York litigation, see Note 4 of the Notes to Consolidated Financial Statements in Exide Electronics' Form 10-Q for the quarter ended December 31, 1994, which is incorporated herein by reference.

      In April 1995, Exide Electronics announced that it had settled the Branson suits. The Delaware Branson action had been dismissed once for failure to state a claim, but was reinstated following an appeal and was in the discovery process prior to the settlement. The terms of the settlement were not disclosed, but the company announced that the settlement would be recorded in the results of its second fiscal quarter ended March 31, 1995, and that it would not have a material effect on the company's financial position. The settlement agreements are subject to court approval, after notice to affected shareholders. While the company believed that neither suit had merit, it decided to settle as the suits were taking valuable corporate time and attention and would have involved significant legal costs to pursue further.


No Anticipated Stockholder Distributions

      Following the IPM Merger, Exide Electronics does not anticipate paying cash dividends in the foreseeable future. Currently, certain covenants in its financing agreements restrict the payment of dividends by the Company. It is likely that any future credit arrangements would have similar restrictions.

Reliance on Key Personnel

      Both Exide Electronics and IPM are dependent upon the efforts and abilities of a number of their current key management, sales, support and technical personnel. The success of the Company following the IPM Merger will depend to a large extent upon its continuing ability to retain and attract key employees. The loss of certain of these employees or an inability to retain or attract key employees in the future could have an adverse affect upon the Company's operations following the IPM Merger.

Possible Volatility of Stock Price; Shares Eligible for Future Sale

     The reported last sale price of the Common Stock ranged from a low of $14.50 per share to a high of $25.75 per share for calendar year 1994. Following completion of the IPM Merger, the market price of the Common Stock may be volatile due to, among other things, the relatively small size of the Company's stockholder base even after giving effect to the IPM Merger.

    As a result of the IPM Merger, Exide Electronics issued 1,509,721 additional shares of Common Stock. Shares of Common Stock received by current IPM affiliates in the IPM Merger, including the shares offered hereby, will be subject to the resale restrictions of Rule 145 promulgated under the Securities Act, as well as contractual obligations that restrict disposition of such shares, along with shares of Common Stock held by Exide Electronics affiliates, until the financial results of at least 30 days of post-IPM Merger operations of the combined company have been made publicly available. In addition, certain of such Exide Electronics affiliates have the right to acquire, upon conversion of convertible securities, up to 1,734,757 shares of Common Stock, the sale of which, depending upon how such sale occurred, could have an adverse effect upon the price of the Common Stock. These conditions may cause substantial fluctuations in the price of the Common Stock.

Dependence of Exide Electronics on Sales to the Federal Government; Government Contract Matters

     Exide Electronics sales to the U.S. government accounted for approximately 36%, 39% and 19% of total revenues for fiscal years ended September 30, 1994, 1993 and 1992, respectively. A significant portion of the Company's sales to the federal government in recent years have been under a five-year contract awarded by the Air Force Logistics Command in May 1988 following a competitive procurement. As of September 30, 1994, a significant portion of the Company's backlog relates to orders received under this contract from the Federal Aviation Administration ("FAA"). The period during which orders could be placed under this contract expired in May 1993, and, as of January 1995, a new competitive procurement process is currently underway for a new contract (although award of the new contract is not expected to occur before the second calendar quarter of
1995). Expiration of the previous contract does not affect orders made under the contract, and delivery on such orders, including FAA orders, is expected to continue through fiscal 1996. Competition for the new contract is likely to be vigorous, and there can be no assurance that Exide Electronics will be successful in obtaining the new contract. However, Exide Electronics can sell its products and services to the federal government through two existing Navy contracts, and potentially in a subcontractor capacity, or through the award of other new contracts. Nevertheless, failure to win the new contact awarded by the Air Force Logistics Command would adversely affect Exide Electronics' ability to sell to the U.S. government in the future. Exide Electronics' contracts with the U.S. government have no significant minimum purchase commitments, and the U.S. government may cease purchases under these contracts at any time for any reason. These contracts are subject to termination for the convenience of the government pursuant to the terms of the contracts.

      Exide Electronics' compliance with government contract regulations is audited or reviewed from time to time by government auditors, who have the right to audit Exide Electronics' records and the records of its subcontractors during and after completion of contract performance. Under federal government regulations, certain costs are not reimbursable by the U.S. government. Government auditors may recommend that certain charges be treated as unallowable and reimbursement be made to the federal government by Exide Electronics. In addition, as part of its internal control practices, Exide Electronics performs regular internal reviews of its charges to the U.S. government. In connection with such reviews, Exide Electronics may make voluntary refunds for certain unallowable or inadvertent charges. Exide Electronics provides for estimated unallowable charges and voluntary refunds in its financial statements and believes that its provisions are adequate as of September 30, 1994. Exide Electronics intends to apply these procedures to the operation of the Company after the IPM Merger.

      Exide Electronics' federal government business is currently performed under firm fixed-price contracts and time-and-materials contracts, and at times a combination of both contract types. During fiscal 1993, Exide Electronics engaged in discussions with the federal government regarding contract interpretation matters relating to certain time-and-materials charges by Exide Electronics under its principal government contract. In August 1993, Exide Electronics reached an agreement with the U.S. government resolving these matters satisfactorily to Exide Electronics. This agreement did not require any adjustments relating to Exide Electronics' past time-and-materials charges and, accordingly, this matter had no effect on Exide Electronics' financial statements for prior periods. The agreement provided for adjustments to certain hourly labor rates and limited the recovery of certain general and administrative costs prospectively from August 10, 1993.

      In addition, the IPM Merger may allow Exide Electronics to increase sales of its products through IPM's contracts with the U.S. Navy. Any such increase would increase the Company's dependence on sales to the U.S. government.

Concentration of Stock Ownership

    Exide Electronics' executive officers and directors (and their affiliates) own or have the right to acquire (upon conversion of Exide Electronics Preferred Stock) approximately 23.0% of the outstanding Common Stock. Accordingly, officers and directors of the Company (and their affiliates) may have the ability to control the Company. Further, the holders of Exide Electronics Preferred Stock have certain anti-dilution rights and certain rights to purchase a pro rata portion of new securities that the Company may sell in the future (other than securities sold under a registration statement or in certain types of transactions), and the holders of Exide Electronics convertible notes have certain anti-dilution rights and certain rights to participate in any pro rata offering of Common Stock to its stockholders. The holders of convertible subordinated notes and Exide Electronics Preferred Stock have the right to acquire up to 1,734,757 shares of Common Stock, or 18.4% of the Common Stock outstanding at conversion prices ranging from $13.08 to $24.74 per share.

Provisions Affecting Changes in Control

      Certain provisions of Exide Electronics' Certificate of Incorporation and By-laws could have the effect of delaying, deferring or preventing a change in control of the Company. These provisions include: (i) the restriction on written consents in lieu of meetings of the stockholders; (ii) the division of the Board of Directors into three classes; (iii) the requirement of the approval of the holders of at least 80% of the shares of Common Stock for consummation of certain corporate transactions under certain circumstances; and (iv) the authorization of unissued "blank check" preferred stock. Exide Electronics has adopted a stockholder rights plan and is subject to Section 203 of the Delaware General Corporation Law, which regulates transactions with certain stockholders owning 15% or more of a corporation's capital stock.

                      SELLING STOCKHOLDERS

          This Prospectus covers the offer and sale by each Selling Stockholder of the Common Stock issued to each such Selling Stockholder upon consummation of the IPM Merger. Set forth below are the names of each Selling Stockholder on the date hereof, the nature of any position, office or other material relationship that the Selling Stockholder has had within the past three years with the Company or any of its predecessors or affiliates (including IPM), the number of shares of Common Stock to be owned by each such Selling Stockholder immediately following the IPM Merger including for this purpose other shares of Common Stock, if any, owned as of January 15, 1995), the number of such shares that may be offered and sold by each such Selling Stockholder hereunder, and (if one percent or more) the percentage of Common Stock to be owned by each such Selling Stockholder upon the completion of the offering if all Common Stock offered by such Selling Stockholder are sold.




    Percent of
            Ownership of      Shares Offered    Ownership of    Common Stock
            Common Stock      for Selling       Common Stock    Outstanding
               Prior to       Stockholder's     After           After
Name           Offering       Account           Offering (1)    Offering (1)
- ----          ----------      -------------     ------------    ------------
Belgo             47,997            47,997            0                 *
Canadian
Pharma-
ceutical (2)

Duquesne         526,250 (5)        526,250 (5)       0                 *
Enterprises,
Inc. (3) (4)

Anthony           31,998            31,998            0                 *
Forward (2)

Albert            31,943            23,523            8,420             *
Fuss (2)

Marc              15,999            15,999            0                 *
Landeau (2)

Nutrimenta        15,999            15,999            0                 *
Finance &
Investments
Ltd. (2)

Pharmco           31,998            31,998            0                 *
Investments
Limited (2)

Michael           23,523            23,523            0                 *
Sayres (2)

The Mark R.       23,522            23,522            0                 *
Shenkman
Descendant's
Trust (2)(6)



* Indicates shares held are less than one percent of Common Stock outstanding.

1/   Assuming all shares offered hereby are eventually sold.
    2/ (A) The Selling Stockholder is a limited partner and/or a general partner or distributee of Shenkman Investment Partners, L.P. (the "Partnership"), which entered into a Stockholder Agreement, dated as of August 25, 1994, as amended as of December 14, 1994 and January 5, 1995, with the Company pursuant to which the Partnership, which prior to the IPM Merger held 50% of the outstanding shares of IPM Series A Preferred Stock and 817,500 shares of Common Stock of IPM, agreed to appoint the Company its true and lawful attorney with full power to vote all such shares held by the Partnership in favor of the IPM Merger and agreed not to take any actions to perfect any dissenters' or appraisal rights it may have under Delaware law. The Partnership's IPM shares represented approximately 33.9% of the votes entitled to be cast by IPM stockholders on the IPM Merger; (B) Each of The Partnership, and its former general partners, Messrs. Fuss, Sayres and Shenkman, is party to an Affiliate Agreement with the Company pursuant to which it has agreed not to sell, exchange, transfer, pledge, dispose of or otherwise reduce its risk relative to Common Stock of the Company or any part thereof until such time after the effective time of the IPM Merger as financial results covering at least 30 days of the combined operations of the Company and IPM after such effective time have been made publicly available; and (C) The Partnership is party to the Registration Rights Agreement for the benefit of all the partners. See "Plan of Distribution." 3/ The Selling Stockholder has had the following relationships with IPM and Exide during the past three years: (A) Frederick S. Potter, formerly a Vice President of DQE, a Pennsylvania corporation ("DQE") and the President of the Selling Stockholder, served on the Board of Directors of IPM from November 1991 until his resignation in July 1994, when Mr. Potter also resigned as an officer of DQE and the Selling Stockholder. Mr. Potter participated in discussions regarding the feasibility and the benefits and detriments of a possible transaction between IPM and the Company;
(B) Anthony J. Villiotti, a Vice President of the Selling Stockholder, has served on the Board of Directors of IPM from March 1992 to February 1995. Mr. Villiotti participated in discussions regarding the feasibility and the benefits and detriments of a possible transaction between IPM and the Company;(C) The Selling Stockholder entered into a Stockholder Agreement, dated as of August 25, 1994, as amended as of December 14, 1994 and January 5, 1995, with the Company pursuant to which the Selling Stockholder, which prior to the IPM Merger held all of the outstanding shares of IPM Series B Preferred Stock, agreed to appoint the Company its true and lawful attorney with full power to vote all such shares held by the Selling Stockholder in favor of the IPM Merger and agreed not to take any actions to perfect any dissenters' or appraisal rights it may have under Delaware law. The Selling Stockholder's IPM shares represented approximately .3% of the votes entitled to be cast by IPM stockholders on the IPM Merger; (D) The Selling Stockholder is party to an Affiliate Agreement with the Company pursuant to which it has agreed not to sell, exchange, transfer, pledge, dispose of or otherwise reduce its risk relative to Common Stock of the Company or any part thereof until such time after the effective time of the IPM Merger as financial results covering at least 30 days of the combined operations of the Company and IPM after such effective time have been made publicly available. Furthermore, pursuant to the terms of such Affiliate Agreement,

Selling Stockholder may not sell or otherwise dispose of shares of Common Stock of the Company held by them (whether received in the IPM Merger or previously held) except in compliance with the applicable provision of the Securities Act and the rules and regulations thereunder, including Rule 145; (E) Duquesne Light Company, a Pennsylvania corporation and a wholly-owned subsidiary of DQE, has purchased equipment from IPM in the ordinary course of business; and (F) The Selling Stockholder is party to the Registration Rights Agreement. See "Plan of
Distribution."      4/ The Selling Stockholder is a wholly owned subsidiary of
DQE and as such may be deemed to share with DQE voting and investment power with
respect to the Common Stock.     5/ The shares represent approximately 6.9% of
the shares of Common Stock outstanding immediately following the IPM Merger.
     6/ Mark R. Shenkman, the settlor of the Mark R. Shenkman Descendant's Trust, was a director of IPM from December 1986 until the IPM Merger.

     The Selling Stockholders may sell up to all of the shares of Common Stock shown above under the heading "Shares Offered for Selling Stockholder's Account" pursuant to this Prospectus in one or more transactions from time to time as described below under "Plan of Distribution."

                      PLAN OF DISTRIBUTION

     The Company will not receive any proceeds from the sale of Common Stock owned by the Selling Stockholders. Each of the Selling Stockholders may sell his or its shares of Common Stock directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire shares as principals. The distribution of the shares may be effected in one or more transactions that may take place through the Nasdaq National Market or any national securities exchange on which the Common Stock is approved for listing in the future, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through an underwritten public offering, or in accordance with Rule 144 under the Securities Act, through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales.

     The aggregate proceeds to the Selling Stockholders from the sale of Common Stock so offered will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Selling Stockholders and any dealers or agents that participate in the distribution of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of Common Stock by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     The Selling Stockholders may effect transactions by selling Common Stock directly or through broker-dealers acting either as principal or as agent, and such broker-dealers may receive compensation in the form of usual and customary or specifically negotiated underwriting discounts, concessions or commissions from the Selling Stockholders.

     To the extent required, the specific shares of Common Stock to be sold, the names of the selling Stockholders, purchase price, public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement.

    The Registration Rights Agreement provides that the Company shall maintain a "shelf" registration statement pursuant to Rule 415 under the Securities Act covering the sale of the Registrable Securities (as defined in the Registration Rights Agreement). Under the Registration Rights Agreement, the Company has agreed to bear certain expenses of registration of the Common stock under the federal and state securities laws (currently estimated to be $33,000) and of any offering and sale hereunder not including certain expenses such as commissions or discounts of underwriters, dealers or agents and fees attributable to the sale of such Common Stock.

     Pursuant to the Registration Rights Agreement, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders may be required to make in respect thereof.

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the various expenses to be paid by Exide Electronics Group, Inc. ("Exide Electronics") in connection with the issuance and distribution of the securities being registered hereby.

     Securities and Exchange Commission registration fee            $ 5,007
     NASD listing fee                                                15,696
     Fees and expenses of counsel for Exide Electronics               8,500
     Blue Sky fees and expenses                                       1,000
     Printing Expenses                                                2,000
     Miscellaneous                                                      697
                                                                    -------
         Total                                                      $33,000
                                                                    =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Under Section 145 of the General Corporation Law of the state of Delaware ("Delaware Law"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. Delaware Law provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, Delaware Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

       Article 11 of Exide Electronics' Certificate of Incorporation and Article 10 of Exide Electronics' By-laws provide, under certain circumstances, for the indemnification of Exide Electronics' present or former directors, officers, employees, agents and persons who, at the request of Exide Electronics, are or were serving in a similar capacity or another corporation or entity. These Articles also allow the Board of Directors to purchase and maintain insurance on behalf of Exide Electronics' present or former directors, officers or persons who are or were serving at the request of Exide Electronics as a director or officer or another corporation or entity. Copies of Article 11 of Exide Electronics' Certificate of Incorporation and Article 10 of Exide Electronics' Bylaws are filed as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits

Exhibit
Number    Exhibit Description

 2.1 Agreement and Plan of Reorganization (the "Reorganization Agreement") among Exide Electronics, Exide Electronics Acquisition, Inc. and International Power Machines Corporation ("IPM") dated August 25, 1994, including the First Amendment to the Reorganization Agreement dated December 14, 1994 and the Second Amendment to the Reorganization Agreement dated January 4, 1995 (filed as Exhibit 2.1 to Exide Electronics' Registration Statement on Form S-4, File No. 33-88324, and incorporated herein by reference).
 2.2 Form of Certificate of Merger to be executed upon approval of the Merger by the stockholders of Exide Electronics and IPM (filed as Exhibit 2.2 to Exide Electronics' Registration Statement on Form S-4, File No. 33-88324, and incorporated herein by reference).
 2.3 Form of Affiliate Agreement to be executed in connection with the Reorganization Agreement (filed as Exhibit 2.3 to Exide Electronics' Registration Statement on Form S-4, File No. 33-88324, and incorporated herein by reference).
 2.4 Stockholder Agreement between Exide Electronics and Dusquesne Enterprises, Inc. ("Dusquesne"), dated August 25, 1994, including amendments by a letter agreement dated December 14, 1994 and a letter agreement dated January 4, 1995 (filed as Exhibit 2.4 to Exide Electronics' Registration Statement on Form S-4, File No. 33-88324, and incorporated herein by reference).
 2.5     Stockholder Agreement between Exide Electronics and Shenkman
         Capital Management, Inc. ("Shenkman"), dated August 25, 1994, including an Amendment Agreement dated December 14, 1994 and an Amendment Agreement dated January 4, 1995 (filed as Exhibit 2.5 to Exide Electronics' Registration Statement on Form S-4, File No. 33-88324, and incorporated herein by reference).
 4.1 Form of certificate representing shares of Exide Electronics' common stock, par value $0.01 (filed as Exhibit 1 to Exide Electronics' Registration Statement on Form 8-A, File No. 0-18106, and incorporated herein by reference).
  4.2 Preferred Stock Purchase Agreement, dated as of July 10, 1992, relating to the purchase of 5,000 shares of Exide Electronics' Series D Preferred Stock by Japan Storage Battery Co., Ltd. (filed as Exhibit
         4a to Exide Electronics' Current Report on Form 8-K, File No. 0-18106, for the event on July 10, 1992, and incorporated by reference herein).
4.3 Stockholder Agreement, dated as of July 10, 1992, relating to the purchase of 5,000 shares of Exide Electronics' Series D Preferred Stock by Japan Storage Battery Co., Ltd. (filed as Exhibit 4c to Exide Electronics' Current Report on Form 8-K, File No. 0-18106, for the event on July 10, 1992, and incorporated by reference herein).
 4.4 Note Agreement by and among Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and Exide Electronics, dated September 2, 1992, relating to the 8.375% Guaranteed Convertible Subordinated Notes due June 30, 2000 (filed as Exhibit 4m to Exide Electronics' Annual Report on Form 10-K, File No. 0-18106, for the fiscal year ended September 30, 1992, and incorporated by reference herein).

 4.5 Rights Agreement dated as of November 25, 1992 by and between Exide Electronics and First Union National Bank of North Carolina (filed as
         Exhibit 1 to Exide Electronics' Current Report on Form 8-K, File No. 0-18106, for the event on November 25, 1992, and incorporated by reference herein).
 4.6 Preferred Stock Purchase Agreement, dated as of December 10, 1992, relating to the purchase of 4,900 shares of Exide Electronics' Series E Preferred Stock by Japan Storage Battery Co., Ltd. (filed as Exhibit 4o to Exide Electronics' Annual Report on Form 10-K, File No. 0-18106, for the fiscal year ended September 30, 1992, and incorporated by reference herein).
 4.7 Registration Rights Agreement by and among Exide Electronics, Dusquesne and Shenkman Investment Partners L.P., dated as of January 5, 1995.*
 5       Opinion of Hogan & Hartson L.L.P.*
 23.1    Consent of Arthur Andersen LLP, as independent public accountants.
 23.2    Consent of Hogan & Hartson L.L.P.
 24      Powers of Attorney.*
 99.1    Article 11 of Exide Electronics' Certificate of Incorporation (filed as
         Exhibit 99(b) to Exide Electronics' Registration Statement on Form S-3, File No. 33-64818, and incorporated herein by reference).
 99.2 Article 10 of Exide Electronics' Bylaws (filed as Exhibit 99(c) to Exide Electronics' Registration Statement on Form S-3, File No. 33-64818, and incorporated herein by reference).
 -------------------
 * Previously filed

ITEM 17.  UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)   To  include  any prospectus required  by  section
     10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events rising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                        SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, North Carolina on April 19, 1995.

                         EXIDE ELECTRONICS GROUP, INC.



                              By:    James A. Risher*

                                     James A. Risher
                                     President and Chief Executive Officer

           Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date:  April 19, 1995                Conrad A. Plimpton*

                                     Conrad A. Plimpton
                                     Chairman of the Board of Director

Date: April 19, 1995                 Lance L. Knox*

                                     Lance L. Knox
                                     Vice Chairman of the Board of Director

Date: April 19, 1995                 Marty R. Kittrell

                                     Marty R. Kittrell
                                     Vice  President, Chief Financial
                                     Officer, and Treasurer

Date: April 19, 1995                 Wayne L. Clevenger*

                                     Wayne L. Clevenger
                                     Director

Date: April 19, 1995                 Ron E. Doggett*

                                     Ron E. Doggett
                                     Director

Date: April 19, 1995                 James E. Fowler*

                                     James E. Fowler
                                     Director

Date: April 19, 1995                 David J. McLaughlin*

                                     David J. McLaughlin
                                     Director

Date: April 19, 1995                 James A. Risher*

                                     James A. Risher
                                     Director

Date: April 19,  1995                Chiaki Tanaka*

                                     Chiaki Tanaka
                                     Director


By:  * Marty R. Kittrell

       Marty R. Kittrell
        Attorney-in-fact

EXHIBIT INDEX

EXHIBIT
NUMBER                        DESCRIPTION

23.1     Consent of Arthur Andersen LLP, independent public accountants.

23.2     Consent of Hogan & Hartson L.L.P.

EXHIBIT 23.1


                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our reports (and to all references to our Firm) included in or made a part of this registration statement (File No. 33-88466).


                                                             ARTHUR ANDERSEN LLP

Raleigh, North Carolina
April 24, 1995

EXHIBIT 23.2


                        CONSENT OF LEGAL COUNSEL


We hereby consent to the filing of our opinion letter as Exhibit 5 to Registration Statement No. 33-88466 (the "Registration Statement") and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                          HOGAN & HARTSON L.L.P.